                                                                       Exhibit 2




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                              INVESTMENT AGREEMENT

                             DATED OCTOBER 24, 1997

                                    BETWEEN

                        MENDOCINO BREWING COMPANY, INC.

                                      AND

                       UNITED BREWERIES OF AMERICA, INC.




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

I.     DEFINITIONS.......................................................  1
II.    THE PURCHASE AND SALE OF EQUITY SECURITIES........................  7
       2.1  Cash Investment; Contribution of Releta......................  7
       2.2  Closing......................................................  7
       2.3  Legends......................................................  8
       2.4  Additional Agreements........................................  8
III.   REPRESENTATIONS AND WARRANTIES OF MENDOCINO.......................  9
       3.1  Authorized and Outstanding Shares of Capital Stock...........  9
       3.2  Authorization and Issuance of Equity Securities.............. 10
       3.3  Securities Laws.............................................. 10
       3.4  Corporate Existence; Compliance with Law..................... 10
       3.5  Subsidiaries................................................. 10
       3.6  Corporate Power; Authorization; Enforceable Obligations...... 10
       3.7  Financial Statements......................................... 11
       3.8  No Changes................................................... 12
       3.9  Ownership of Property........................................ 13
       3.10 Material Contracts........................................... 14
       3.11 Environmental Protection..................................... 15
       3.12 Labor Matters................................................ 15
       3.13 Other Ventures............................................... 16
       3.14 Taxes........................................................ 16
       3.15 No Litigation................................................ 16
       3.16 Brokers...................................................... 16
       3.17 Employment and Labor Agreements.............................. 17
       3.18 Patents, Trademarks, Copyrights and Licenses................. 17
       3.19 ERISA........................................................ 17
       3.20 Registration Rights.......................................... 18
       3.21 Liquor Consents and Permits.................................. 19
       3.22 SEC Documents................................................ 19
       3.23 Acquisitions; Capital Expenditures........................... 19
       3.24 Accounts Receivable.......................................... 19
       3.25 Insurance.................................................... 20
       3.26 Related Party Transactions................................... 20

       3.27 No Stockholder Approval...................................... 20
IV.    PURCHASER'S REPRESENTATIONS AND WARRANTIES........................ 20
       4.1  Corporate Existence.......................................... 20
       4.2  Investment Intention......................................... 20
       4.3  Investment Experience........................................ 20
       4.4  Access to Information........................................ 20
       4.5  Corporate Power; Authorization; Enforceable Obligations...... 21
       4.6  Liquidity.................................................... 21
       4.7  Acceptability to Regulators.................................. 21
       4.8  Brokers...................................................... 21
       4.9  Outstanding Units of Releta.................................. 21
       4.10 Authorization and Transfer of Equity Interest by Purchaser... 22
       4.11 Securities Laws.............................................. 22
       4.12 Releta Existence; Compliance with Law........................ 22
       4.13 Subsidiaries................................................. 22
       4.14 Ownership of Property........................................ 22
       4.15 Material Contracts; Liabilities; Equipment................... 23
       4.16 Environmental Protection..................................... 24
       4.17 Other Ventures............................................... 25
       4.18 Taxes........................................................ 25
       4.19 No Litigation................................................ 25
       4.20 Employment and Labor Agreements.............................. 25
       4.21 Patents, Trademarks, Copyrights and Licenses................. 25
       4.22 ERISA........................................................ 26
       4.23 Registration Rights.......................................... 26
       4.24 Liquor Consents and Permits.................................. 26
       4.25 Insurance.................................................... 26
       4.26 Costs of Releta.............................................. 26
V.     DOCUMENTS DELIVERED AT CLOSING.................................... 26
       5.1  Documents Delivered to Purchaser at the Closing.............. 26
       5.2  Documents Delivered to Mendocino at Closing.................. 28
VI.    COVENANTS......................................................... 29
       6.1  Right of First Offer......................................... 29

       6.2  Percentage Ownership......................................... 29
       6.3  No Securities Senior to Common Stock......................... 30
       6.4  Permitted Acquisitions or Investments........................ 30
       6.5  Sales of Assets.............................................. 30
       6.6  Books and Records............................................ 30
       6.7  Financial and Other Information.............................. 31
       6.8  Communication with Accountants............................... 32
       6.9  Tax Compliance............................................... 32
       6.10 Insurance.................................................... 32
       6.11 Agreements................................................... 32
       6.12 Employee Loans............................................... 32
       6.13 Capital Structure............................................ 32
       6.14 Transactions with Affiliates................................. 33
       6.15 Guaranteed Indebtedness...................................... 33
       6.16 Restricted Payments.......................................... 33
       6.17 Employee Plans............................................... 33
       6.18 Environmental Matters........................................ 34
       6.19 Maintenance of Existence and Conduct of Business............. 34
       6.20 Mergers...................................................... 35
       6.21 Liquidation.................................................. 35
       6.22 Hostile Acquisition.......................................... 35
       6.23 Access to Books and Records.................................. 35
       6.24 Auditors..................................................... 36
       6.25 Employees.................................................... 36
       6.26 BDM Construction Company..................................... 36
       6.27 Termination of Certain Covenants............................. 36
       6.28 Cash Flow Requirements of Releta............................. 36
       6.29 Financial Statements of Releta............................... 36
       6.30 Form BE-13................................................... 37
VII.   INDEMNIFICATION................................................... 37
       7.1   Indemnification............................................. 37
VIII.  MISCELLANEOUS..................................................... 38

       8.1  Notices...................................................... 38
       8.2  Binding Effect; Benefits..................................... 39
       8.3  Amendment.................................................... 39
       8.4  Assignment................................................... 39
       8.5  Remedies..................................................... 39
       8.6  Applicable Law............................................... 40
       8.7  Section and Other Headings................................... 40
       8.8  Severability................................................. 40
       8.9  Counterparts................................................. 40
       8.10 Nondisclosure of Confidential Information.................... 40
       8.11 Publicity.................................................... 40
       8.12 Entire Agreement............................................. 41
       8.13 Fees and Expenses............................................ 41
       8.14 Exhibits and Schedules....................................... 41
       8.15 Construction................................................. 41

                                   SCHEDULES

Schedule
--------
3.1(a)       -  Capitalization of Mendocino
3.1(b)       -  Outstanding Options and Other Rights to Purchase Mendocino Stock
3.1(c)       -  List of 5% Stockholders of Mendocino
3.2          -  Calculation of Purchaser's Ownership Percentage in Mendocino
3.4          -  Mendocino's Compliance with Law
3.6          -  Mendocino's Third Party Consents; Enforceability
3.7(a)       -  Financial Statements of Mendocino
3.7(b)       -  Off-Balance Sheet Liabilities
3.8          -  Changes After June 30, 1997
3.9(a)       -  Mendocino's Real Property
3.9(b)       -  Mendocino's Leases
3.9(e)       -  Mendocino's Real Estate Consents Required
3.10         -  Mendocino's Material Contracts
3.14         -  Mendocino's Taxes
3.15         -  Mendocino's Litigation
3.17         -  Mendocino's Employment Agreements
3.18         -  Mendocino's Intellectual Property
3.19         -  Mendocino's Benefit Plans
3.20         -  Mendocino's Registration Rights
3.21         -  Mendocino's List of Licenses
3.23         -  Mendocino's Acquisitions and Capital Expenditures
3.24         -  Mendocino's Accounts Receivable
3.25         -  Mendocino's Insurance Policies
3.26         -  Mendocino's Related Party Transactions
4.5          -  Purchaser's Governmental Approvals
4.12         -  Releta's Material Licenses and Permits
4.14(a)      -  Releta's Real Property
4.14(b)      -  Releta's Leases
4.14(e)      -  Releta's Consents Required
4.15(a)      -  Releta's Material Contracts
4.15(b)      -  Releta's Liabilities
4.15(c)      -  Equipment Used at Relata's Facility
4.21         -  Releta's Intellectual Property
4.24         -  Releta's Governmental Approvals
4.25         -  Releta's Insurance Policies
4.26         -  Releta's Costs
6.26         -  BDM Construction Payment Schedule

                                   EXHIBITS

Exhibit
-------
2.4(a)(i)         Laybourn Employment Agreement
2.4(a)(ii)        Franks Employment Agreement
2.4(a)(iii)       Lovett Employment Agreement
2.4(a)(iv)        Scahill Employment Agreement
2.4(a)(v)         Barkley Employment Agreement
2.4(a)(vi)        Shareholders' Agreement
2.4(a)(vii)       Registration Rights Agreement
5.1(a)            Form of opinion of counsel for Mendocino
5.2(a)            Form of opinion of counsel for Purchaser


                             INVESTMENT AGREEMENT
                             --------------------

     INVESTMENT AGREEMENT (the "Agreement"), dated as of October 24, 1997 by and among Mendocino Brewing Company, Inc. ("Mendocino") and United Breweries of America, Inc. (the "Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Purchaser desires, upon the terms and conditions hereinafter provided, to purchase from Mendocino shares of its equity securities.

     NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained and intending to be legally bound hereby, it is agreed as follows:

I.   DEFINITIONS.
     ------------

     "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person or (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliated" shall have meanings correlative to the foregoing.

     "Ancillary Agreements" shall mean the Laybourn Employment Agreement, the Franks Employment Agreement, the Lovett Employment Agreement, the Scahill Employment Agreement and the Barkley Employment Agreement, the Registration Rights Agreement, the Shareholders' Agreement and any other document or instrument delivered at the Closing in connection therewith.

     "Barkley Employment Agreement" shall have the meaning set forth in Section 2.4(a)(vi).

     "Business Day" shall mean a day of the year on which banks are not required or authorized to close in San Francisco.

     "Capital Expenditures" shall mean all payments for any fixed assets or improvements, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

     "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed, by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than any such lease under which Mendocino is the lessor.

     "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

     "Capital Shares" shall have the meaning set forth in Section 6.1(b).

     "Cash Shares" shall have the meaning set forth in Section 2.1.

     "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Mendocino's employees, payroll, income or gross receipts, (ii) Mendocino's ownership or use of any of its assets, or (iii) any other aspect of Mendocino's business.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Common Stock" shall initially mean the common stock, no par value per share, of Mendocino and shall thereafter mean any shares of any class or classes of capital stock resulting from any reclassification or reclassifications thereof or otherwise issued, which have no preference in respect of dividends or of amounts payable in the event of voluntary or involuntary liquidation, dissolution or winding up of Mendocino and which are not subject to redemption by Mendocino.

     "Confidential Information" shall have the meaning set forth in Section
8.10.

     "Deposit Shares" shall have the meaning set forth in Section 2.1.

     "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, relative to the applicable property, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.
(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S) 649 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (S) 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C.
(S) 3001 et seq.), and all analogous state and local counterparts or equivalents and any transfer of ownership, notification or approval statutes.

     "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or release or disposal of any Hazardous Substance or the presence of a hazardous substance or threatened release or disposal of any Hazardous Substance.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

     "ERISA Affiliate" shall mean, with respect to Mendocino, any trade or business (whether or not incorporated) under common control with Mendocino and which, together with Mendocino, are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

     "Financials" shall mean the financial statements referred to in Section 3.7 hereof.

     "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Mendocino shall not change the term "Fiscal Year," unless the Purchaser shall consent in writing to such changes.

     "Franks Employment Agreement" shall have the meaning set forth in Section 2.4(a)(iii).

     "Fully Diluted Basis" shall mean that, for purposes of calculating ownership of the Common Stock, all outstanding options, warrants or other rights to acquire Common Stock or securities convertible or exchangeable into Common Stock shall be assumed to be exercised, converted and exchanged into the shares of Common Stock into which they, pursuant to their terms, may then or thereafter upon the passage of time be exercised, converted or exchanged. In addition, the shares of Common Stock held by BDM Construction shall be deemed outstanding for purposes of calculating ownership of the Common Stock, until such shares have been cancelled or repurchased by Mendocino.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Group" shall mean any Group as defined by Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act.

     "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1966, 42 U.S.C. (S)(S) 8591 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S) 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. (S)(S) 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C.
(S)(S) 6491 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S) 2601 et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. (S)(S) 1801 et seq.

     "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii),
(iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all liabilities under Title IV of ERISA.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

     "IRS" shall mean the Internal Revenue Service, or any successor thereto.

     "Laybourn Employment Agreement" shall have the meaning set forth in Section 2.4(a)(ii).

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Lovett Employment Agreement" shall have the meaning set forth in Section 2.4(a)(iv).

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets, operations, prospects or financial or other condition of Mendocino.

     "Material Contracts" shall mean (i) all of Mendocino's contracts, agreements, leases or other instruments to which it is a party or by which it or its properties are bound, which involves payments by or to Mendocino of more than $25,000 or which extends for a term of more than a year from the date hereof, (ii) all of Mendocino's loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments, (iii) all operating or capital leases for equipment to Mendocino is a party which involves payments by or to Mendocino of more than $25,000, (iv) all noncompetition and similar agreements to which Mendocino is a party, (v) all guarantees by Mendocino, (vi) all contracts and agreements between Mendocino and the wholesalers of its products and (vii) all other contracts, oral or written, that Mendocino considers to be material to its business, assets, operations, prospects or financial or other condition.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Mendocino or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

     "Notice" shall have the meaning set forth in Section 6.1(b)(i).

     "Partially Diluted Basis" shall mean that, for purposes of calculating ownership of the Common Stock, all outstanding options, warrants or other rights to acquire Common Stock or securities convertible or exchangeable into Common Stock shall be valued using the "treasury stock approach" as set forth in the SEC's Staff Accounting Bulletin No. 83. In addition, the shares of Common Stock held by BDM Construction shall be deemed outstanding for purposes of calculating ownership of the Common Stock, until such shares have been cancelled or repurchased by Mendocino.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall mean an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Mendocino, or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "Plan" shall mean, with respect to Mendocino or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Mendocino maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Pledge Agreements" shall have the meaning set forth in Section 2.4(a)(xi) hereof.

     "Projections" shall mean the projections referred to in Section 3.9 hereof.

     "Qualified Plan" shall mean an employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the IRC, and which Mendocino or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Registration Rights Agreement" shall have the meaning set forth in Section 2.4(c).

     "Releta" shall mean Releta Brewing Company LLC, a Delaware limited liability company.

     "Representatives" shall have the meaning set forth in Section 8.10.

     "Restricted Payment" shall mean (i) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Mendocino's Stock or (ii) any payment on account of the purchase, redemption or other retirement of Mendocino's Stock or any other payment or distribution made in respect of any Stock of Mendocino, either directly or indirectly.

     "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

     "Scahill Employment Agreement" shall have the meaning set forth in Section 2.4(a)(v).

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall mean all of the documents (other than preliminary material) that Mendocino has been required to file with the SEC since January 1, 1995, pursuant to the Securities Act and the Securities Exchange Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Shareholders' Agreement" shall have the meaning set forth in Section 2.4(a)(vii).

     "Shares" shall have the meaning set forth in Section 2.1 hereof.

     "Stock" shall mean all shares, options, warrants, general or limited partnership interests, rights, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act).

     "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

     "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

     "Transactions" shall have the meaning set forth in Section 3.6.

     "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

II.  THE PURCHASE AND SALE OF EQUITY SECURITIES.
     -------------------------------------------

     2.1. Cash Investment; Contribution of Releta.  Subject to the terms and
          ---------------------------------------
conditions set forth in this Agreement, Mendocino will issue and sell to the Purchaser, and the Purchaser will purchase, (i) 941,176 shares of Mendocino's Common Stock (the "Cash Shares"), at a purchase price of $4.25 per share, for $4,000,000, (ii) 2,000 shares of Mendocino's Common Stock (the "Deposit Shares") in consideration for The UB Group making a $250,000 refundable deposit in May, 1997, and (iii) 1,176,471 shares of Mendocino's Common Stock (the "Releta Shares," collectively with the Cash Shares and the Deposit Shares, the "Shares"), at a valuation of $4.25 per share, in exchange for Purchaser's contribution to Mendocino of all of the equity interests in Releta.

     2.2. Closing. (a) Immediately upon execution of this Agreement,
          -------
Mendocino shall instruct its transfer agent to deliver to the Purchaser certificates representing shares of Mendocino common stock, registered in the Purchaser's name as follows:

               (i) Certificates for 423,529 shares against a credit of $1,753,000 for the refundable deposits that Purchaser's affiliate, The UB Group, paid to Mendocino before the date of this Agreement and a credit of $547,000 that The UB Group on the date hereof simultaneously herewith paid to Mendocino;

               (ii) A certificate for 2,000 shares of Mendocino common stock in consideration for the UB Group making a $250,000 refundable deposit in May, 1997; and

               (iii) Certificates for 1,176,471 shares of Mendocino common stock in consideration for Purchaser's contribution of the Releta equity interests.

          (b) On November 15, 1997, Mendocino shall deliver to the Purchaser a certificate for 211,765 shares against delivery by the Purchaser of a certified or bank check in the name of Mendocino in the amount of $900,000. On November 30, 1997, Mendocino shall deliver to the Purchaser a certificate for 305,882 shares against delivery by the Purchaser or a certified or bank check in the name of Mendocino in the amount of $1,300,000.

     2.3. Legends.  Each certificate representing the Shares acquired by the
          -------
Purchaser at the Closing shall bear a legend substantially in the following form:

          "THESE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

The legend described in this Section 2.3 shall be removed promptly, and Mendocino shall issue to the Purchaser a new certificate for any of the shares acquired by the Purchaser at the Closing (or pursuant to Section 8.4), that have been sold in a sale registered under the Securities Act and with respect to which a prospectus meeting the requirements of Section 10 of the Securities Act is available or with respect to which Purchaser has provided to Mendocino an opinion of counsel, satisfactory in the reasonable judgment of Mendocino, that the public sale, transfer or assignment thereof may be made without registration under the Securities Act.

     2.4. Additional Agreements.  On the date hereof, Mendocino simultaneously
          ---------------------
herewith delivered to the Purchaser the following documents:

               (i) the Employment Agreement between Mendocino and Michael Laybourn dated the date of this Agreement and duly executed by Mendocino and Michael Laybourn, a copy of which is attached hereto as
          Exhibit 2.4(a)(i) (the "Laybourn Employment Agreement");

               (ii) the Employment Agreement between Mendocino and Norman Franks dated the date of this Agreement and duly executed by Mendocino and Norman Franks, a copy of which is attached hereto as Exhibit 2.4(a)(ii) (the "Franks Employment Agreement");

               (iii) the Employment Agreement between Mendocino and Michael Lovett dated the date of this Agreement and duly executed by Mendocino and Michael Lovett, a copy of which is attached hereto as Exhibit 2.4(a)(iii) (the "Lovett Employment Agreement");

               (iv) the Employment Agreement between Mendocino and John Scahill dated the date of this Agreement and duly executed by Mendocino and John Scahill, a copy of which is attached hereto as Exhibit 2.4(a)(iv) (the "Scahill Employment Agreement");

               (v) the Employment Agreement between Mendocino and Donald Barkley dated the date of this Agreement and duly executed by Mendocino and Donald Barkley, a copy of which is attached hereto as Exhibit 2.4(a)(v) (the "Barkley Employment Agreement");

               (vi) the Shareholders' Agreement between Messrs. Laybourn, Franks, Lovett, Scahill and Barkley (collectively, the "Original Partners"), Mendocino and the Purchaser dated the date of this Agreement and duly executed by each of the Original Partners and Mendocino, a copy of which is attached hereto as Exhibit 2.4(a)(vi) (the "Shareholders' Agreement"); and

               (vii) the Registration Rights Agreement between the Original Partners, the Purchaser and Mendocino dated the date of this Agreement and duly executed by each of the Original Partners and Mendocino, a copy of which is attached hereto as Exhibit 2.4(a)(vii) (the "Registration Rights Agreement").

III. REPRESENTATIONS AND WARRANTIES OF MENDOCINO.
     --------------------------------------------

     Mendocino makes the following representations and warranties to the Purchaser, subject to the exceptions set forth therein, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

     3.1. Authorized and Outstanding Shares of Capital Stock.  The authorized
          --------------------------------------------------
capital stock of Mendocino consists of 20,000,000 shares of Common Stock, no par value per share, and 2,000,000 shares of Preferred Stock, no par value per share, of which 227,600 are designated as Series A Preferred Stock. Schedule 3.1(a) sets forth the number of shares of Common Stock and Preferred Stock of Mendocino authorized and outstanding as of the date hereof. Schedule 3.1(b) sets forth the number of shares of Common Stock and Preferred Stock of Mendocino subject to options and other rights to acquire as of the date hereof. All of the issued and outstanding shares of Mendocino are, and as of the Closing Date will be, validly issued, fully paid and non-assessable. A list of all of the holders known to Mendocino who beneficially own in excess of five percent (5%) of the outstanding shares of Common Stock and Preferred Stock of Mendocino indicating the number of shares of Common Stock and Preferred Stock, respectively, owned by each such holder on the date hereof is set forth on Schedule 3.1(c). Except as set forth on Schedule 3.1(b), (i) there is no existing option, warrant, call, commitment or other agreement to which Mendocino is a party requiring, and there are no convertible securities of Mendocino outstanding which upon conversion would require, the issuance of any additional share of Stock of Mendocino or other securities convertible into shares of equity securities of Mendocino, and
(ii) there are no agreements to which Mendocino is a party or, to the best knowledge of

Mendocino, to which Mendocino is not a party, in each case, among, between or with any of the stockholders of Mendocino with respect to the voting or transfer of the Stock of Mendocino or with respect to any other aspect of Mendocino's affairs. Schedule 3.1(b) sets forth complete, correct and accurate statements of the option terms, exercise price and identity of the optionee with respect to each outstanding stock option, other stock incentive or other stock acquisition right of Mendocino Common Stock. There are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Mendocino, other than pursuant to this Agreement.

     3.2. Authorization and Issuance of Equity Securities. Mendocino has taken
          -----------------------------------------------
all necessary corporate action to duly authorize the issuance of the Shares. Upon delivery to the Purchaser of certificates therefor against payment in accordance with the terms hereof, the Shares issued to the Purchaser hereunder will be validly issued and fully paid and nonassessable, free and clear of all Liens and preemptive rights. The Shares issued and to be issued to the Purchaser by Mendocino hereunder collectively represent approximately 43.74% of the outstanding shares of Common Stock of Mendocino on a Fully Diluted Basis. The calculation of the foregoing percentage is set forth on Schedule 3.2. Except as set forth in Schedule 3.1(b) none of the Original Partners has any options, warrants or other rights to acquire the Common Stock or other Stock of Mendocino.

     3.3. Securities Laws. In reliance on the investment representations
          ---------------
contained in Sections 4.2 through 4.4, the offer, issuance, sale and delivery of the Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws.

     3.4. Corporate Existence; Compliance with Law. Except as set forth on
          ----------------------------------------
Schedule 3.4, Mendocino (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction or other Persons, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in material compliance with all applicable provisions of law.

     3.5. Subsidiaries.  There exist no subsidiaries of Mendocino.
          ------------

     3.6. Corporate Power; Authorization; Enforceable Obligations. Except as set
          -------------------------------------------------------
forth on Schedule 3.6, the execution, delivery and performance by Mendocino of this Agreement, the Ancillary Agreements to which it is a party, and all instruments and documents to be delivered Mendocino, to the extent it is a party thereto, hereunder and thereunder, and the consummation of the other transactions contemplated by any of the foregoing (collectively referred to as the

"Transactions"): (i) are within Mendocino's corporate power; (ii) have been duly authorized by all necessary or proper corporate action on the part of Mendocino (except for shareholder approval); (iii) are not in contravention of any provision of Mendocino's articles of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Mendocino is a party or by which Mendocino or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Mendocino; and (vii) do not require the consent or approval of, or any filing with, any governmental authority or any other Person. This Agreement has been duly executed and delivered by Mendocino and constitutes a legal, valid and binding obligation of Mendocino, enforceable against it in accordance with its terms. Except as set forth on Schedule 3.6, each of the Ancillary Agreements has been duly executed and delivered by Mendocino, and each constitutes a legal, valid and binding obligation of Mendocino to the extent it is a party thereto, enforceable against it in accordance with its terms. Except as set forth on Schedule 3.6, to the knowledge of Mendocino, each Original Partner has full right, power and authority to enter into this Agreement and the Ancillary Agreements to the extent he is a party thereto and the execution, delivery and performance by each Original Partner of the Transactions (i) will not result in a breach or violation by any of the Original Partners of any of the terms or provisions of, or constitute a default by any Original Partner under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, license or other agreement or instrument to which any Original Partner is a party or by which any Original Partner or any of the Original Partners' respective properties is bound, any statute, or any judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to any Original Partner or any of the Original Partners' respective properties and (ii) do not require the consent or approval of, or any filing with, any governmental authority or any other Person.

     3.7. Financial Statements.
          --------------------

          (a) Except as set forth on Schedule 3.7(a), all of the following balance sheets and statements of income and retained earnings of Mendocino, copies of which are attached hereto as Schedule 3.7, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly the financial position of Mendocino in each case as the dates thereof, and the results of operations and cash flows for the periods then ended (and as to the unaudited interim financial statements, subject to normal year-end audit adjustments not material in amount):

               (i) the unaudited balance sheet of Mendocino as at June 30, 1997, and the related statements of income, retained earnings and cash flows for the three and six months ending on such date; and

               (ii) the audited balance sheets of Mendocino as at December 31, 1996, as at December 31, 1995 and as at December 31, 1994, and the related statements of income, retained earnings and cash flows for the year then ended, with the opinion thereon of Moss Adams LLP.

          (b) Except as set forth in Schedule 3.7(b), Mendocino had, as of June 30, 1997, no obligations, contingent or otherwise, including, without limitation, liabilities for charges, long-term leases or unusual forward or long-term commitments which are not reflected in the balance sheets of Mendocino, other than those that are both incurred in the ordinary course of business and are immaterial in amount.

     3.8. No Changes. Except as set forth on Schedule 3.8, no event has occurred
          ----------
since June 30, 1997 which has had, or is reasonably likely to have, a Material Adverse Effect. Except as set forth on Schedule 3.8, since December 31, 1996 or June 30, 1997, except as otherwise contemplated in this Agreement,

               (i) Mendocino has not sold leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the ordinary course of business consistent with past practice;

               (ii) Mendocino has not changed its accounting methods, principles or practices;

               (iii) Mendocino has not increased the compensation payable or to become payable to its officers or key employees other than in the ordinary course of business consistent with past practice;

               (iv) Mendocino has not increased any bonus, insurance, pension or other employee benefit plan for or with any such officers or key employees other than in the ordinary course of business consistent with past practice;

               (v) Mendocino has not entered into any agreement, commitment or transaction (including any borrowing, capital expenditure or capital financing) except in the ordinary course of business consistent with past practice;

               (vi) Mendocino has not granted or received any license or sublicense or any rights under or with respect to any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Mendocino;

               (vii) Mendocino has not declared, set aside or paid any dividends or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

               (viii) Mendocino has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

               (ix) Mendocino has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (x) Mendocino has not cancelled, compromised, waived or released any right or claim outside the ordinary course of business consistent with past practice;

               (xi) Mendocino has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, other than pursuant to any currently authorized stock option plans;

               (xii) Mendocino has not delayed or postponed the payment of accounts payable or other labilities outside the ordinary course of business consistent with past practice;

               (xiii) Mendocino has not incurred or become subject to any material liability, outside the ordinary course of business consistent with past practice;

               (xiv) Mendocino has not discharged or satisfied any Lien on its properties or assets or, except in the ordinary course of business consistent with past practice, paid any material liability;

               (xv) Mendocino has not mortgaged, pledged or subjected to any Lien any of its assets or properties except (A) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established by Mendocino, and (B) Liens (other than any Lien imposed by ERISA), created and maintained in the ordinary course of business that are not material to Mendocino in the aggregate, that would not have a Material Adverse Effect and that would not adversely affect the operation of any Facility and that constitute (aa) pledges or deposits under worker's compensation laws, unemployment insurance laws, or similar legislation,
      (bb) good faith deposits in connection with bids tenders, contracts or leases to which Mendocino is a party for a purpose other than borrowing money or obtaining credit, (cc) Liens imposed by law, such as those of carriers, warehousemen and mechanics, payment of the obligation secured thereby not yet being due, (dd) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment or (ee) pledges or deposits to secure public or statutory obligations of Mendocino or surety, customs or appeal bonds to which Mendocino is a party; and

               (xvi)  Mendocino has not committed to any of the foregoing.

     3.9. Ownership of Property.
          ---------------------

          (a) Mendocino owns good and marketable fee simple title to all of the real estate described on Schedule 3.9(a) hereto (subject to only those Liens disclosed on such Schedule 3.9(a)) and good, valid and marketable leasehold interests in the leases described in Schedule 3.9(b) hereto, and good and marketable title to, or valid leasehold interests in, all of its other properties and assets.

          (b) All real property owned, leased, used or occupied by Mendocino is set forth on Schedule 3.9(a) and 3.9(b), respectively. Mendocino does not own any other real property and is not a lessee or lessor under any leases, or a licensee or licensor of real property, other than set forth therein. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Mendocino has delivered to the Purchaser true and complete copies of each of such leases set forth on Schedule 3.9(b) and all documents affecting the rights or obligations of Mendocino, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Neither Mendocino nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

          (c) Except as disclosed on Schedule 3.9(b), Mendocino is not obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Mendocino.

          (d) All real estate and improvements owned, leased, used or occupied by Mendocino have adequate connections to all necessary utilities and conform with all applicable zoning, building, subdivision and other requirements of any governmental authority and all restrictive covenants affecting such real estate and improvements except any such failures to confirm that, singly or in the aggregate, would not have a Material Adverse Effect. To the knowledge of Mendocino, there are no presently pending or contemplated special tax assessment, condemnation proceedings or nuisance claims affecting such real estate and improvements.

          (e) Except as set forth in Schedule 3.9(e), the consummation of the Transactions, including the Closing, do not require the consent of any lessor or licensor of any real property leased, licensed or used by Mendocino.

     3.10. Material Contracts. Schedule 3.10 contains a true, correct and
           ------------------
complete list and description of all Material Contracts, whether oral or written, and any amendments or supplements thereto or extensions thereof, and Mendocino has made available to the Purchaser for its review complete, current and accurate copies of each Material Contract including any amendments or supplements thereto or extensions thereof or has completely, currently and accurately described the terms of any oral agreement, amendment, supplement or extension. Except as set forth on Schedule 3.10, each Material Contract is a valid and binding agreement of Mendocino enforceable against Mendocino in accordance with its terms, and Mendocino does not have any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Except as set forth on Schedule 3.10, Mendocino has fulfilled all obligations required pursuant to each Material Contract to have been performed by Mendocino on its part. Except as set forth on Schedule 3.10, Mendocino is not in default or breach, nor to Mendocino's knowledge is any third party in default or breach, under or with respect to any Material Contract.

     3.11. Environmental Protection.
           ------------------------

           (a) Mendocino and all real property owned, leased or otherwise operated by Mendocino (each, a "Facility") comply in material respects with any applicable Environmental Law;

           (b) Mendocino has all permits and authorizations necessary from any government authorities for its operations and the Facilities by any applicable Environmental Law;

           (c) Mendocino has not, and has no knowledge of any other person who has, caused any release, threatened release or disposal of any Hazardous Material at any Facility in any material quantity, and, to the knowledge of Mendocino, the Facilities are not adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property;

           (d) Mendocino has generated, treated, stored or disposed of all Hazardous Materials in full compliance with applicable Environmental Laws, except such non-compliances which in the aggregate have no reasonable likelihood of having a Material Adverse Effect;

           (e) Mendocino has obtained and is in full compliance with and in good standing under all permits required under Environmental Laws, and Mendocino has no knowledge of any proceedings to substantially modify or to revoke any such permit, other than those permits, the failure of which to obtain or have in effect, in the aggregate, would have no reasonable likelihood of having a Material Adverse Effect;

           (f) There are no investigations; judicial or administrative proceedings, pending litigation or, to Mendocino's knowledge, threatened investigations, proceedings or litigation affecting or relating to Mendocino or the Facilities relating to Environmental Laws or Hazardous Materials.

           (g) Mendocino have not received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against any of Mendocino or the Facilities; and

           (h) Mendocino has provided to the Purchaser or made available to the Purchaser all environmental records, documents, correspondence, analytical results, manifests, permits or other records concerning the potential of Environmental Liabilities and Costs against Mendocino or the Facilities that Mendocino possesses.

     3.12. Labor Matters. There are no strikes or other labor disputes against
           -------------
Mendocino pending or, to Mendocino's knowledge, threatened. Hours worked by and payments made to employees of Mendocino have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Mendocino on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Mendocino. Mendocino does not have any obligation under any collective bargaining agreement or similar agreement. There is no organizing activity involving Mendocino pending or, to Mendocino's knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Mendocino has made a pending demand for recognition. There are no complaints or charges against Mendocino pending or, to Mendocino's knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Mendocino of any individual.

     3.13. Other Ventures.  Mendocino is not engaged in any joint venture or
           --------------
partnership with any other Person.

     3.14. Taxes. All federal, state, local and foreign tax returns, reports and
           -----
statements required to be filed by Mendocino have been filed with the appropriate governmental authority and are complete and accurate. All Charges and other impositions shown thereon to be due and payable or required to be shown thereon have been paid prior to the date on which any fine, penalty, interest, late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Mendocino from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Mendocino has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Mendocino has not filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Mendocino is property which Mendocino is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168 (f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Mendocino has not agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Mendocino does not have any obligation under any written tax sharing agreement. There are no Liens for or in respect of taxes upon any assets of Mendocino, other than with respect to taxes not yet due and payable. Except as set forth on Schedule 3.14, Mendocino has not agreed to indemnify any other party with respect to such party's tax liabilities. Mendocino does not now, and has never, filed federal, state, local or foreign income tax returns on a consolidated, unitary or other similar basis with one or more corporations.

     3.15. No Litigation. Except as set forth on Schedule 3.15, no action, claim
           -------------
or proceeding is now pending or, to the knowledge of Mendocino, threatened against Mendocino, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, nor to the knowledge of Mendocino does a state of facts exist which is reasonably likely to give rise to such proceedings.

     3.16. Brokers. Other than BA Partners, a division of BancAmerica Robertson
           -------
Stephens, Inc., no broker or finder acting on behalf of Mendocino brought about the consummation of the Transactions contemplated pursuant to this Agreement, and Mendocino does not have an obligation to any Person, in respect of any finder's or brokerage fees in connection with the Transactions contemplated by this Agreement. Mendocino is solely responsible for the payment of all fees and expenses of BA Partners and any other brokers or finders acting on behalf or at the request of Mendocino.

     3.17. Employment and Labor Agreements. Except as set forth on Schedule
           -------------------------------
3.17, there are no employment, consulting or management agreements covering management of Mendocino and there are no collective bargaining agreements or other labor agreements covering any employees of Mendocino.

     3.18. Patents, Trademarks, Copyrights and Licenses.  Mendocino owns all
           --------------------------------------------
licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade dress, trade secrets, trade names and other intellectual property rights necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, including those trademarks listed, together with Patent and Trademark Office application or registration numbers, where applicable, or other similar information with respect to filings made in countries other than the United States, where applicable, on Schedule 3.18 hereto. Except as set forth on
Schedule 3.18, Mendocino conducts its businesses without infringement, unfair competition or dilution or claim of infringement, unfair competition or dilution of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. Except as set forth on
Schedule 3.18, to Mendocino's knowledge, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade dress, trade secret or other intellectual property right of Mendocino.

     3.19. ERISA.
           -----

           (a) Mendocino has no ERISA Affiliates other than its Subsidiaries.

           (b) Set forth on Schedule 3.19 is a complete and accurate list of all plans maintained, contributed to or which there has been or currently is an obligation to contribute to by Mendocino or any of its Subsidiaries. Except as indicated otherwise in Schedule 3.19, none of the Plans is a Pension Plan, Multiemployer Plan, Title IV Plan, Retiree Welfare Plan or is or has been subject to Sections 4063 or 4064 or ERISA; and neither Mendocino nor any Subsidiary has contributed, or been obligated to contribute, to a Multiemployer Plan or Title IV Plan.

           (c) Each of the Qualified Plans and the trust maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of such Qualified Plans which could cause the loss of such qualifications or exemptions or the imposition of any liability, penalty or tax under ERISA or the IRC.

           (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by law (without regard to any waivers granted under Section 412 of the IRC), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the

Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

           (e) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding he Plans or any tax-exempt trust related to any of the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

           (f) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to the Purchaser by Mendocino: (i) current plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500, Forms 990, if applicable, and any Forms 990T, 5329, 5330 that have been filed and any Forms 5558 that have been filed for reasons other than extensions of time; (iii) the last IRS determination letter; (iv) current summary plan descriptions; (v) written communications to employee relating to the Plans, and (vi) written descriptions of all not-written agreements relating to the Plans.

           (g) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims), nor does Mendocino or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

           (h) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and other applicable federal and state laws and regulations, and neither Mendocino nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

           (i) Mendocino and any of its Subsidiaries which maintains a "group health plan" within the meaning of Section 5000 (b) (1) of the IRC has complied with the notice and continuation requirements of Section 4980B of the IRC, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder and with the requirements of Section 5000 of the Code.

           (j) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

           (k) Mendocino does not have any contract, plan or commitment, whether legally binding or not, to create any additional Plan or to modify any existing Plan.

     3.20. Registration Rights. Mendocino is not under any obligation to
           -------------------
register under the Securities Act any of its presently outstanding securities or any securities which may hereafter be issued.

     3.21. Liquor Consents and Permits. Set forth on Schedule 3.21 is a list of
           ---------------------------
all material licenses, permits, consents or approvals from or by , all material filings required to be made with, and all material notices required to be given to, all governmental authorities having jurisdiction, to the extent required for Mendocino to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted.

     3.22. SEC Documents.  Mendocino has furnished the Purchaser with a true and
           -------------
complete copy of the SEC Documents. As of its filing date (and, with respect to any registration statement, the date on which it or any post-effective amendment was declared effective), each SEC Document was in compliance, in all material respects, with the applicable requirements of the Securities Act and the Securities Exchange Act, contained no untrue statement of a material fact and did not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Mendocino included in the SEC Documents complied, at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), as to form, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of the unaudited statements, to the omission of certain footnotes) and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Mendocino, as applicable, as of the dates thereof and the consolidated results of their operations for the periods presented.

     3.23. Acquisitions; Capital Expenditures. Except for existing commitments
           ----------------------------------
which have been set forth on Schedule 3.23, Mendocino does not have any existing commitments or agreements to acquire any assets (including under circumstances where such acquisition would be classified as a capital expenditure under GAAP) or to make any capital expenditure or contribution in any individual transaction or project where the purchase price, capital expenditure or contribution required of Mendocino, directly or indirectly, exceeds $25,000 or in transactions or projects where the aggregate purchase price, capital expenditure or contribution exceeds $25,000.

     3.24. Accounts Receivable. All receivables of Mendocino arose in the
           -------------------
ordinary course of business at the aggregate amounts thereof, are collectible except to the extent of reserves shown on the balance sheet of Mendocino as of June 30, 1997 (and, for accounts arising after June 30, 1997, to an extent consistent with past reserve practices) and are carried at values determined in accordance with GAAP consistently applied on a reasonable basis. None of the receivables of Mendocino is subject to any claim of offset, recoupment, setoff or counter-claim and Mendocino does not know of any facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No receivables are contingent upon the performance by Mendocino or any obligation or contract. Except as set forth on Schedule 3.24, no person has any lien, charge, pledge, security interest or other encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

     3.25. Insurance. Set forth on Schedule 3.25 is a list of all insurance
           ---------
policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Mendocino. There is no claim by Mendocino pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Mendocino is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Mendocino. Except as set forth on Schedule 3.25, Mendocino has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.26. Related Party Transactions. All of the related party transactions
           --------------------------
between the Original Partners and Mendocino were made on terms no less favorable to Mendocino than could have been obtained from unaffiliated third parties and were approved by a majority of the independent directors of Mendocino. Schedule
3.26 sets forth a list of all of the related party transactions between the Original Partners and Mendocino since January 1, 1993.

     3.27. No Stockholder Approval.  Although approval by the stockholders of
           -----------------------
Mendocino is required under the rules of the Pacific Stock Exchange, Mendocino has obtained a waiver from the Pacific Stock Exchange of such requirement. No approval by the stockholders of Mendocino is otherwise required for the issuance and sale of the Shares by Mendocino pursuant to this Agreement.

IV.  PURCHASER'S REPRESENTATIONS AND WARRANTIES.
     ------------------------------------------

     Purchaser makes the following representations and warranties to Mendocino, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

     4.1. Corporate Existence. Purchaser is a corporation duly organized,
          -------------------
validly existing and in good standing under the laws of the State of Delaware.

     4.2. Investment Intention. Purchaser is purchasing the shares of Common
          --------------------
Stock specified in Section 2.1 for its own account, for investment purposes and not with a view to the distribution thereof.

     4.3. Investment Experience. Purchaser represents that it is experienced in
          ---------------------
evaluating and investing in securities of craft brewing companies in the growth stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment.

     4.4. Access to Information. Purchaser acknowledges that it (a) is familiar
          ---------------------
with the craft brewing industry in which Mendocino does business, (b) has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares pursuant to this Agreement, and (c) has had an opportunity to ask questions and has received answers from Mendocino about its business and to obtain additional information necessary to verify the accuracy of the information supplied or to which the Purchaser had access The foregoing, however, does not limit or modify the representations and warranties of Mendocino in Section III of this Agreement. It is understood and agreed that Mendocino has agreed to provide the Purchaser with continuing access to information concerning Mendocino, its business, management and financial affairs under Section 6.7 hereunder.

     4.5. Corporate Power; Authorization; Enforceable Obligations. The
          -------------------------------------------------------
execution, delivery and performance by Purchaser of this Agreement, and the other Transactions to which it is a party and all instruments and documents to be delivered by Purchaser, to the extent that it is a party thereto, hereunder and thereunder: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action on the part of Purchaser; (iii) are not in contravention of any provision of Purchaser's articles of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or government instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Purchaser: and (vii) except for the filings described on Schedule 4.5 hereto, do not require the consent or approval of, or any filing with, any governmental authority or any other Person. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms. Each of the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and each constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     4.6. Liquidity. The Purchaser has sufficient liquidity and capital
          ---------
resources to purchase the Shares at the times specified in this Agreement.

     4.7. Acceptability to Regulators. To the best of Purchaser's knowledge,
          ---------------------------
there is nothing that would cause any federal or state regulator to object to Purchaser as a shareholder of the Company or to Vijay Mallya, O'Neil Nalavadi, Yashpal Singh or Jerome Merchant as a director of the Company.

     4.8. Brokers. Other than Jerome Merchant, no broker or finder acting on
          -------
behalf of Purchaser brought about the Transactions contemplated pursuant to this Agreement, and purchaser does not have any obligation to pay any Person, in respect of any finder's or brokerage fees in connection with the Transactions contemplated by this Agreement. Purchaser is solely responsible for the payment of all fees and expenses of Jerome Merchant and any other brokers or finders acting on behalf or at the request of Purchaser.

     4.9. Outstanding Units of Releta.  Releta has a total of 100 units (the
          ---------------------------
"Units") outstanding. Purchaser is the sole member of Releta and owns all of the Units of Releta outstanding. All of the issued and outstanding Units of Releta are, and as of the Closing Date will be, validly issued, fully paid and non-assessable. There is no existing option, warrant, call, commitment or other agreement to which Releta is a party requiring, and there are no convertible securities of Releta outstanding which upon conversion would require, the issuance of any additional Units of Releta or other securities convertible into units of Releta, and there are no agreements to which Releta is a party or, to the best knowledge of Releta, to which Releta is not a party, in each case, with the sole member of Releta with respect to the voting or transfer of the Units of Releta or with respect to any other aspect of Releta's affairs. There are no preemptive rights or rights of first refusal or other similar rights with respect to the transfer of the Units by Purchaser.

     4.10. Authorization and Transfer of Equity Interest by Purchaser. Purchaser
           ----------------------------------------------------------
has taken all necessary corporate action to duly authorize the transfer of the equity interest in Releta, represented by the Units, to Mendocino. Upon delivery to Mendocino of the certificate representing the Units therefor against payment in accordance with the terms hereof, the Units transferred to Mendocino hereunder will be validly issued and fully paid and nonassessable, free and clear of all Liens and preemptive rights. The Units transferred to Mendocino by the Purchaser represent 100% of the equity interest in Releta.

     4.11. Securities Laws. The offer, issuance, sale and delivery of the Units,
           ---------------
as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws.

     4.12. Releta Existence; Compliance with Law. Releta (i) is a limited
           -------------------------------------
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is member managed, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iv) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (v) except as set forth on Schedule 4.12, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction or other Persons, to the extent required for such ownership, operation and conduct; (vi) is in compliance with its certificate of formation and operating agreement; and (vii) is in material compliance with all applicable provisions of law.

     4.13. Subsidiaries.  There exist no subsidiaries of Releta.
           ------------

     4.14. Ownership of Property.
           ---------------------

          (a) Releta owns good and marketable fee simple title to all of the real estate described on Schedule 4.14(a) hereto (subject to only those Liens disclosed on such Schedule 4.14(a)) and good, valid and marketable leasehold interests in the leases described in Schedule 4.14(b) hereto, and good and marketable title to, or valid leasehold interests in, all of its other properties and assets.

          (b) All real property owned, leased, used or occupied by Releta is set forth on Schedule 4.14(a) and 4.14(b), respectively. Releta does not own any other real property and is not a lessee or lessor under any leases, or a licensee or licensor of real property, other than set forth therein. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Releta has delivered to the Purchaser true and complete copies of each of such leases set forth on Schedule 4.14(b) and all documents affecting the rights or obligations of Releta, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Neither Releta nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

          (c) Except as disclosed on Schedule 4.14(b), Releta is not obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Releta.

          (d) All real estate and improvements owned, leased, used or occupied by Releta have adequate connections to all necessary utilities and conform with all applicable zoning, building, subdivision and other requirements of any governmental authority and all restrictive covenants affecting such real estate and improvements except any such failures to confirm that, singly or in the aggregate, would not have a Material Adverse Effect. To the knowledge of Releta, there are no presently pending or contemplated special tax assessment, condemnation proceedings or nuisance claims affecting such real estate and improvements.

          (e) Except as set forth in Schedule 4.14(e), the consummation of the Transactions, including the Closing, do not require the consent of any lessor or licensor of any real property leased, licensed or used by Releta.

     4.15. Material Contracts; Liabilities; Equipment. (a) Schedule 4.15
           ------------------------------------------
contains a true, correct and complete list and description of all Material Contracts, whether oral or written, and any amendments or supplements thereto or extensions thereof, and Releta has made available to the Purchaser for its review complete, current and accurate copies of each Material Contract including any amendments or supplements thereto or extensions thereof or has completely, currently and accurately described the terms of any oral agreement, amendment, supplement or extension. Each Material Contract is a valid and binding agreement of Releta enforceable against Releta in accordance with its terms, and Releta does not have any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Releta has fulfilled all obligations required pursuant to each Material Contract to have been performed by Releta on its part. Releta is not in default or breach, nor to Releta's knowledge is any third party in default or breach, under or with respect to any Material Contract.

           (b) Except for the lease(s) disclosed on Schedule 4.14(b), the Material Contracts disclosed on Schedule 4.15(a), and as set forth on Schedule 4.15(b), Releta does not have any liabilities, contingent or otherwise.

           (c) Set forth on Schedule 4.15(c) is a true, correct and complete list of equipment used at the Releta brewing facilities in Saratoga Springs, New York. Except as set forth on Schedule 4.15(b), such equipment is all owned by Releta free and clear of any Lien and constitutes all of the tangible assets of Releta. Except as set forth on Schedule 4.15(c), all such assets are fully operable and in good condition and repair, are free from any defect or condition that would affect their operation or useful life (except for normal wear and tear), and are suitable for the conduct of the business of brewing beer, it being understood that the addition of a laboratory and additional warehouse facilities is required to brew Red Tail Ale and that the addition of a pasteurizer is required to brew Kingfisher. There are no physical or mechanical defects of the facilities at Releta, including without limitation, the plumbing, heating, venitlation, air conditioning and electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable laws.

     4.16. Environmental Protection.  To the best knowledge of Releta and its
           ------------------------
officers:

               (i) Releta and all real property owned, leased or otherwise operated by Releta (each, a "Facility") comply in material respects with any applicable Environmental Law;

               (ii) Releta has all permits and authorizations necessary from any government authorities for its operations and the Facilities by any applicable Environmental Law;

               (iii) Releta has not, and has no knowledge of any other person who has, caused any release, threatened release or disposal of any Hazardous Material at any Facility in any material quantity, and, to the knowledge of Releta, the Facilities are not adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property;

               (iv) Releta has generated, treated, stored or disposed of all Hazardous Materials in full compliance with applicable Environmental Laws, except such non-compliances which in the aggregate have no reasonable likelihood of having a Material Adverse Effect;

               (v) Releta has obtained and is in full compliance with and in good standing under all permits required under Environmental Laws, and Releta has no knowledge of any proceedings to substantially modify or to revoke any such permit, other than those permits, the failure of which to obtain or have in effect, in the aggregate, would have no reasonable likelihood of having a Material Adverse Effect;

               (vi) There are no investigations; judicial or administrative proceedings, pending litigation or, to Releta's knowledge, threatened investigations, proceedings or litigation affecting or relating to Releta or the Facilities relating to Environmental Laws or Hazardous Materials;

               (vii) Releta has not received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against any of Releta or the Facilities; and

               (viii) Releta has provided to the Purchaser or made available to the Purchaser all environmental records, documents, correspondence, analytical results, manifests, permits or other records concerning the potential of Environmental Liabilities and Costs against Releta or the Facilities that Releta possesses.

     4.17. Other Ventures. Releta is not engaged in any joint venture or
           --------------
partnership with any other Person.

     4.18. Taxes. All federal, state, local and foreign tax returns, reports and
           -----
statements required to be filed by Releta have been filed with the appropriate governmental authority and are complete and accurate. All Charges and other impositions shown thereon to be due and payable or required to be shown thereon have been paid prior to the date on which any fine, penalty, interest, late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Releta from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Releta has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Releta has not filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Releta is property which Releta is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168 (f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Releta has not agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Releta does not have any obligation under any written tax sharing agreement. There are no Liens for or in respect of taxes upon any assets of Releta, other than with respect to taxes not yet due and payable. Releta has not agreed to indemnify any other party with respect to such party's tax liabilities. Releta does not now, and has never, filed federal, state, local or foreign income tax returns on a consolidated, unitary or other similar basis with one or more corporations.

     4.19. No Litigation. Except as set forth on Schedule 4.15(b), no action,
           -------------
claim or proceeding is now pending or, to the knowledge of Releta, threatened against Releta, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, nor to the knowledge of Releta does a state of facts exist which is reasonably likely to give rise to such proceedings.

     4.20. Employment and Labor Agreements. There are no employment, consulting
           -------------------------------
or management agreements covering management of Releta and there are no collective bargaining agreements or other labor agreements covering any employees of Releta.

     4.21. Patents, Trademarks, Copyrights and Licenses. Set forth on Schedule
           --------------------------------------------
4.21 is a list of all Patent and Trademark Office applications made by Releta with respect to trademarks required by Releta to conduct its business as proposed to be conducted by it. To Releta's knowledge, Releta's business as proposed to be conducted will be without infringement, unfair competition or dilution or claim of infringement, unfair competition or dilution of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others.

     4.22. ERISA.  Releta has no Plans.
           -----

     4.23. Registration Rights. Releta is not under any obligation to register
           -------------------
under the Securities Act any of its presently outstanding securities or any securities which may hereafter be issued.

     4.24. Liquor Consents and Permits. Set forth on Schedule 4.24 is a list of
           ---------------------------
all material licenses, permits, consents or approvals from or by, all material filings required to be made with, and all material notices required to be given to, all governmental authorities having jurisdiction, to the extent required for Releta to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted.

     4.25. Insurance. Set forth on Schedule 4.25 is a list of all insurance
           ---------
policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Releta. There is no claim by Releta pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Releta is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Releta. Releta has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     4.26. Costs of Releta. Purchaser's actual costs of establishing Releta and
           ---------------
taking possession of Releta's assets equals at least $5,000,000, including, without limitation, all costs incurred by Purchaser in connection with the Nor'Wester Brewing Company transaction. Such costs consist only of out-of-pocket expenses incurred by Purchaser in establishing Releta and taking possession of Releta's assets, plus the commitment by Purchaser to assume certain obligations of Releta under the lease set forth on Schedule 4.14(b).. Except as set forth on
Schedule 4.26, the costs do not include allocations of Purchaser's overhead, management salaries, office supplies, or other non-out-of pocket expenses.

V.   DOCUMENTS DELIVERED AT CLOSING.
     ------------------------------

     5.1. Documents Delivered to Purchaser at the Closing. The following
          -----------------------------------------------
documents shall have been delivered to the Purchaser at the Closing:

          (a) A favorable opinion of counsel to Mendocino, substantially in the form attached hereto as Exhibit 5.1(a), and dated the date hereof, it being understood that to the extent that such opinions of counsel shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Purchaser and shall provide that the Purchaser may rely thereon.

          (b) A certificate dated as of the Closing Date executed by an officer of Mendocino to the effect that all of the representations and warranties of Mendocino contained herein and in the Ancillary Agreements shall be correct as of the Closing Date.

          (c) Resolutions of the Board of Directors of Mendocino, certified by the Secretary or Assistant Secretary of Mendocino, as of the Closing Date, duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the Transactions, including but not limited to, the transactions contemplated by this Agreement, (ii) specific officers to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and (iii) that, effective as of the Closing Date, the Board of Directors will consist of seven persons: Michael Laybourn, Vijay Mallya (who shall be the Chairman of the Board and Chief Executive Officer), O'Neil Nalavadi, Jerome Merchant, Yashpal Singh, Eric Bradley and Daniel R. Moldenhauer.. Purchaser shall also have received copies of the resignations of the other current members of the Board of Directors. Purchaser shall also receive agreements by Eric Bradley and Daniel R. Moldenhauer to resign as of December 31, 1997.

          (d) Governmental certificates, dated the most recent practicable date prior to the date hereof, with facsimile updates where available, showing that Mendocino is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

          (e) A copy of the organizational charter and all amendments thereto of Mendocino certified as of a recent date by the Secretary of State in the jurisdiction of its organization, and copies of Mendocino's bylaws, certified by the Secretary or Assistant Secretary of Mendocino as true and correct as of the Closing Date.

          (f) Certificates of the Secretary or Assistant Secretary of Mendocino, dated the Closing Date, as to the incumbency of the officers of Mendocino executing this Agreement, each Ancillary Agreement to which it is a party, the other documents in connection with the Transactions to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto.

          (g) Copies of all licenses, permits, consents or approvals from or by, and all filings with and all notices to, all governmental authorities having jurisdiction, to the extent required for Purchaser to purchase, and Mendocino to sell, the Shares, including from any state liquor commission and the U.S. Bureau of Alcohol, Tobacco & Firearms.

          (h) Copies of all requisite consents of any third parties to the Transactions contemplated by this Agreement, including those set forth on Schedules 3.9(e) and 3.21, that have been obtained.

          (i) A copy of the waiver received from the Pacific Stock Exchange with regard to the requirement of stockholder approval for the issuance and sale of the Shares hereunder.

          (j) Evidence satisfactory to Purchaser that (i) The Savings Bank of Mendocino County and Westamerica Bank have each agreed to extend their loans to Mendocino on terms satisfactory in form and scope to Purchaser, (ii) a commitment letter in form and scope satisfactory to Purchaser to provide permanent financing for the Ukiah land and improvements relating to the new brewery, and (iii) a commitment letter in scope and form satifactory to the Purchaser for a new working capital line of credit.

           (k) Such additional information and materials as it may reasonably request, all in form and substance satisfactory to Purchaser.

     5.2. Documents Delivered to Mendocino at Closing.  The following documents
          -------------------------------------------
shall have been delivered to Mendocino (or in the case of clause (f), to Michael Laybourn and Norman Franks) at the Closing:

          (a) A favorable opinion of counsel to Purchaser, substantially in the form attached hereto as Exhibit 5.2(a), and dated the date hereof, it being understood that to the extent that such opinions of counsel shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to Mendocino and shall provide that Mendocino may rely thereon.

          (b) A certificate dated as of the Closing Date executed by an officer of Purchaser to the effect that all of the representations and warranties of Purchaser contained herein and in the Ancillary Agreements shall be correct as of the Closing Date.

          (c) Resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary thereof, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement, and
(ii) specific officers of Purchaser to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party.

          (d) A copy of the certificate of formation and all amendments thereto of Releta certified as of a recent date by the Delaware Secretary of State and a copy of the limited liability company agreement of Releta, certified by the Secretary or Assistant Secretary of Releta or Purchaser as true and correct as of the Closing Date.

          (e) Certificates of the Secretary or an Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of the officers of the Purchaser executing this Agreement and each Ancillary Agreement to which it is a party and any certificate or other document to be delivered pursuant hereto or thereto.

          (f) Copies of all licenses, permits, consents or approvals from or by, and all filings with all notices to, all governmental authorities having jurisdiction, to the extent required for Purchaser to purchase, and Mendocino to sell, the Shares, including from any state liquor commission and the U.S. Bureau of Alcohol, Tobacco & Firearms.

          (g) The certificates representing 71,500 shares of Common Stock held by Michael Laybourn and Norman Frank which certificates Purchaser held as security for the deposit paid by the Purchaser to Mendocino.

          (h) Copies of all requisite consents of any third parties to the Transactions contemplated by this Agreement, including those set forth on Schedules 4.5, and 4.14(e) that have been obtained.

          (i) Copy of Agreement between Purchaser and Releta dated the date hereof regarding Purchaser's agreement to assume certain obligations relating to lien holders at the Saratoga Springs brewing facility.

VI.  COVENANTS.
     ---------

     6.1. Right of First Offer.
          --------------------

          (a) Subject to the terms and conditions specified in this Section 6.1, Mendocino hereby grants to the Purchaser, as long as it continues to own securities representing at least 10% of the outstanding voting securities of Mendocino, a right to participate in future sales by Mendocino of its Capital Shares (as hereinafter defined).

          (b) Each time Mendocino proposes to offer any shares of, or securities or other right convertible into or exercisable for any shares of, any class of its capital stock ("Capital Shares"), Mendocino shall first make an offering of a portion of such Capital Shares to the Purchaser in accordance with the following provisions:

               (i) Mendocino shall deliver a written notice ("Notice") to the Purchaser stating (1) its bona fide intention to offer such Capital Shares,
     (2) the number of such Capital Shares to be offered, and (3) the price and terms, if any, upon which it proposes to offer such Capital Shares.

               (ii) Within 45 calendar days after receipt of the Notice, the Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Capital Shares which equals the number of Capital Shares that when added to the number of shares of Common Stock held by the Purchaser (including for such calculation any shares issuable upon conversion of any capital stock convertible into Common Stock) will give the Purchaser 45% of the Common Stock of Mendocino on a Fully Diluted Basis after giving effect to the issuance of the Capital Shares.

               (iii) Beginning upon delivery of the Notice and ending 135 days thereafter, Mendocino may offer any portion of the unsubscribed portion of such Capital Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If Mendocino does not enter into an agreement for the sale of the Capital Shares within 135 days after delivery of the Notice or sell the Capital Shares within 165 days after delivery of the Notice, the right provided hereunder shall be revived and such Capital Shares shall not be offered unless first reoffered to the Purchaser in accordance herewith.

          (c) The foregoing right of first offer shall not apply to the Merger or any offer of stock to employees, directors, or consultants of Mendocino approved by the Board of Directors, or the Compensation Committee of such Board of Directors, pursuant to any of the existing stock option or award plans in existence as of the date hereof.

     6.2. Percentage Ownership. So long as the Purchaser continues to own
          --------------------
securities representing at least 10% of the then outstanding voting securities of Mendocino, Mendocino shall not issue securities to any party which would enable such party to exceed the percentage ownership of the voting securities owned by the Purchaser. From time to time, the Purchaser shall be permitted to request that Mendocino determine the percentage ownership of the outstanding Common Stock held by the Purchaser or any other Person specified by the Purchaser, as calculated on a Partially Diluted Basis, and Mendocino shall promptly (but in any event no later than five Business Days after such request is made) and accurately provide the Purchaser with a written determination of the percentage ownership of the outstanding Common Stock of the Purchaser or such other Person, as calculated on a Diluted Basis, as of the date such request is made with such verification and detail as reasonably requested by the Purchaser. Such response given by Mendocino shall be binding on Mendocino for purposes of determining the Purchaser's and Mendocino's rights and obligations under this Agreement and the Ancillary Agreements as of the date such request is made.

     6.3. No Securities Senior to Common Stock.  Mendocino may not, without the
          ------------------------------------
prior written consent of Purchaser, issue any securities (i) having contractual rights, privileges or preferences which are senior to the securities issued to the Purchaser or (ii) which by the terms of Mendocino's Certificate of Incorporation are senior to the securities issued to the Purchaser.

     6.4. Permitted Acquisitions or Investments. Unless waived in writing by the
          -------------------------------------
Purchaser, Mendocino shall not directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, any assets (other than cash or cash equivalents) or business the aggregate purchase price of which in any such transaction or related series of transactions exceeds 50% of the book value of Mendocino's assets on the date of such acquisition or investment immediately before giving effect thereto.

     6.5. Sales of Assets.  Unless waived in writing by the Purchaser:
          ---------------

          (a) Mendocino shall not, and shall not permit any Subsidiary of Mendocino to, sell, lease, transfer, convey or otherwise dispose of assets in any transaction or related series of transactions, which assets have an aggregate book value exceeding 50% of the aggregate book value of Mendocino's assets on the date of such sale, lease, transfer, conveyance or disposition immediately before giving effect thereto; provided, however, that except as
                                          --------  -------
otherwise set forth herein, the foregoing shall not prohibit any bona fide sale-leaseback transaction in which all leases entered into by Mendocino of Mendocino in connection with such transaction are Capital Leases. Mendocino shall not terminate any such lease prior to its specified term and shall not amend or supplement any such lease, if such amendment or supplement would cause such lease to be classified or accounted for as other than a Capital Lease.

          (b) Mendocino shall not sell, transfer, convey, license, pledge or otherwise dispose of any trademark or trade name acquired or owned by any of them after the date hereof if 15% or more of the revenues of Mendocino for the preceding Fiscal Year were attributable to sales of products using such trademark or trade name or any trademark or trade name listed on Schedule 3.19.

     6.6. Books and Records. Unless waived in writing by the Purchaser,
          -----------------
Mendocino shall keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP consistently applied.

     6.7. Financial and Other Information. Unless waived in writing by the
          -------------------------------
Purchaser:

          (a) Monthly Statements. Mendocino will deliver to the Purchaser as
              ------------------
soon as practicable after the end of each month, but in any event within 30 days thereafter: an unaudited balance sheet of Mendocino as at the end of such month, unaudited statements of income, retained earnings and changes in financial position of Mendocino for such month and for the portion of such year ending with such month and a sales report for such month, which report will show sales by product, by distributor and whether by bottle or draft in each state in which Mendocino sells its products, in each case for such month and for the portion of the Fiscal Year ending with such month and showing a comparison of such year to date sales results with those of the previous year, including growth figures for each product on a state by state basis.

          (b) SEC Filings. Mendocino will deliver to the Purchaser, promptly
              -----------
upon their becoming available, one copy of each report, notice or proxy statement sent by Mendocino to its stockholders generally, and of each regular or periodic report (pursuant to the Securities Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including, without limitation, by electronic means) pursuant to the Securities Act filed by Mendocino with the SEC or the Pacific Stock Exchange or any securities exchange or the Nasdaq Stock Market on which shares of Common Stock of Mendocino are listed or quoted. Prior to filing or making publicly available any such report, notice, proxy statement, registration statement, prospectus or other writing which references or makes any disclosure concerning the Purchaser or its business, Mendocino shall provide the Purchaser a reasonable opportunity to review such report, notice, proxy statement, registration statement, prospectus or other writing and shall not make any such reference or disclosure to the Purchaser or its business to which the Purchaser reasonably objects within 24 hours of receipt of such report, notice, proxy statement, registration statement, prospectus or other writing, unless, in the reasonable opinion of counsel to Mendocino failure to make such reference or disclosure would create a reasonable risk of liability under the securities laws.

           (c) Projections. Mendocino will deliver to the Purchaser within 60
               -----------
days prior to the beginning of each Fiscal Year:

               (i) a projected balance sheet of Mendocino for each month of such Fiscal Year;

               (ii) projected cash flow statements of Mendocino including summary details of cash disbursements (including Capital Expenditures), for each month of such Fiscal Year; and

               (iii) projected income statements of Mendocino for each quarter of such Fiscal Year;

together with appropriate supporting details.

           (d) Other Information. Mendocino will deliver to the Purchaser such
               -----------------
other information with respect to Mendocino's business, financial condition or prospects as the Purchaser may, from time to time, reasonably request.

     6.8. Communication with Accountants. Mendocino authorizes the Purchaser to
          ------------------------------
communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to the Purchaser any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Mendocino. Mendocino has delivered a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 6.8, a copy of which letter has been provided to the Purchaser.

     6.9. Tax Compliance.  Unless waived in writing by the Purchaser, Mendocino
          --------------
shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Mendocino to the Purchaser of the Common Stock and shall indemnify and save the Purchaser therefrom. Mendocino shall not be responsible for any taxes in connection with the transfer by the Purchaser of the Common Stock. The obligations of Mendocino under this Section 6.9 shall survive the payment and the termination of this Agreement.

     6.10. Insurance. Unless waived in writing by the Purchaser, Mendocino shall
           ---------
maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, key man, product liability, workers' compensation and insurance on all property and assets, all in amounts customary for the industry. Mendocino shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

     6.11. Agreements. Unless waived in writing by the Purchaser, Mendocino
           ----------
shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under its credit agreements.

     6.12. Employee Loans. Unless waived in writing by the Purchaser, Mendocino
           --------------
shall not make or accrue any loans or other advances of money to any employee of Mendocino outside the ordinary course of business consistent with past practice or in excess at any one time of $25,000 in the aggregate for all such loans, other than such loans the principal amounts of which do not exceed in aggregate $25,000 and are required to be repaid on or prior to 30 days after the date such loans are made.

     6.13. Capital Structure.  Unless waived in writing by the Purchaser:
           -----------------

           (a) Mendocino shall not make any changes in its capital structure by means of an amendment of its articles of incorporation or bylaws (including, without limitation, in the terms of its outstanding Stock) other than any increase in its authorized capital stock.

           (b) Mendocino shall issue, transfer or sell Common Stock for the purposes of raising capital or in connection with any acquisition of any property or business only, if in the good faith judgment of its board of directors, such issuance, transfer or sale, in the light of the other alternatives available to Mendocino to raise capital or effect such acquisition and the relative costs of such alternatives, the financial and operational flexibility provided to

Mendocino as a result thereof, the effect of such alternatives on the prices required to be paid by Mendocino in connection with any such acquisition and the relative effect of the available alternatives on the long-term returns to the shareholders of Mendocino, is in the best interests of Mendocino and its shareholders.

           (c) Mendocino shall not issue or sell or agree to issue or sell any Stock to any Person engaged in the business of brewing, producing or distributing malt or any alcoholic beverages in North America or India or to any Person known by Mendocino to be an Affiliate of any such Person other than (i) to any Person, the gross revenues of which Person and all Persons known by Mendocino to be an Affiliate of such Person resulting from the business of brewing, producing or distributing malt or any other alcoholic beverages in North America or India for the fiscal year preceding the date of such issuance do not exceed $500,000 (which amount shall be increased on each January 1 beginning with January 1, 1998 by the percentage increase in the Consumer Price Index (All Urban Consumers-U.S. City Average) for the preceding calendar year),
(ii) to any Person acquiring Stock in any underwritten public offering of the Stock if Mendocino has not, directly or indirectly directed the sale of Stock to such Person or (iii) to the Purchaser or an Affiliate of the Purchaser.

           (d) Mendocino shall not, pursuant to any agreement or the terms of any Stock issued by Mendocino, give to any Person or Group the right to name or designate members of the board of directors of Mendocino equal to or greater in number than three.

     6.14. Transactions with Affiliates. Unless waived in writing by the
           ----------------------------
Purchaser, Mendocino shall not enter into or be a party to any transaction with any Affiliate of Mendocino except (A) pursuant to the reasonable demands of Mendocino's business or any transaction reasonably related to a reasonable and legitimate business objective of Mendocino, and, in either case, (x) in the ordinary course of business consistent with past practice or (y) upon fair and reasonable terms that are fully disclosed to the Purchaser and are no less favorable to Mendocino than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Mendocino (as determined by the vote of a majority of the independent directors of the board of directors of Mendocino) or (B) as expressly contemplated by the Transactions. The provisions of this Section 6.14 shall not apply to any transaction between Mendocino and the Purchaser or any Subsidiary or Affiliate of the Purchaser.

     6.15. Guaranteed Indebtedness. Unless waived in writing by the Purchaser,
           -----------------------
Mendocino shall not incur any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for deposit to the general account of Mendocino, and (ii) for Guaranteed Indebtedness incurred for the benefit of Mendocino if the primary obligation is permitted by this Agreement.

     6.16. Restricted Payments. Unless waived in writing by the Purchaser,
           -------------------
Mendocino shall not make any Restricted Payments with respect to Mendocino's Stock;

     6.17. Employee Plans.  Unless waived in writing by the Purchaser:
           --------------

           (a) With respect to other than a Multiemployer Plan, for each Qualified Plan hereafter adopted or maintained by Mendocino, Mendocino shall (A) seek and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the IRC; and (B) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of
Section 401(as) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

           (b) With respect to each Welfare Plan hereafter adopted or maintained by Mendocino, Mendocino shall comply with all requirements of Section 4980B and
Section 5000 of the IRC and the regulations thereunder.

           (c) Mendocino shall not, directly or indirectly, by reason of an amendment or amendments to, or the adoption of, one or more Title IV Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a plan), for which Mendocino or its Subsidiaries are responsible (A) to increase by more than $50,000 after the date hereof; provided that this limitation shall not be applicable to the extent that the fair market value of assets allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan, is in excess of the benefit liabilities; or (B) to increase to the extent security must be provided to any Title IV Plan under Section 401(A)(29) of the IRC. Mendocino shall not establish or become obligated under any new Retiree Welfare Plan, or modify any existing Retiree Welfare Plan, which would reasonably be expected to result in the present value of future liabilities under all such plans to increase by more than $50,000 after the date hereof. Mendocino shall not establish or become obligated to any new unfunded Pension Plan, or modify any existing unfunded Pension Plan, which would reasonably be expected to result in the present value of future liabilities under all such plans to increase by more than $50,000 after the date hereof. Mendocino shall not directly or indirectly, (a) satisfy any liability under any Qualified Plan by purchasing annuities from an insurance company or (b) invest the assets of any Qualified Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment. Except as otherwise expressly provided herein, for purposes of this paragraph present values shall be determined in accordance with accepted financial practices.

           (d) Mendocino and any ERISA Affiliate shall not contribute or become obligated to contribute to any Multiemployer Plan where a withdrawal by such person from such plan could reasonably be expected to result in a Withdrawal Liability in excess of $50,000 to Mendocino.

    6.18. Environmental Matters. Unless waived in writing by the Purchaser,
          ---------------------
Mendocino shall comply in all material respects with the Environmental Laws applicable to it and shall not cause, directly or indirectly, or suffer to occur any one or more releases or disposals of any Hazardous Material at any Facility which may result in material Environmental Liabilities and Costs.

    6.19. Maintenance of Existence and Conduct of Business. Unless waived in
          ------------------------------------------------
writing by the Purchaser, Mendocino shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (ii) continue to conduct its business in the brewing and distributing of malt beverages substantially as now conducted or as otherwise permitted hereunder and shall not engage in any material respect in any other business; (iii) at all times maintain, preserve and protect any trademark or trade name acquired or owned by Mendocino after the date hereof if 15% or more of the revenues of Mendocino for the preceding Fiscal Year were attributable to sales of products using such trademark or trade name and all of its trademarks and trade names set forth on Schedule 3.19; (iv) preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except to the extent such property is disposed of as permitted under Section 6.5 of this Agreement or to the extent such property has become obsolete; and (v) comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority.

     6.20. Mergers. Unless waived in writing by the Purchaser, Mendocino shall
           -------
not, other than Merger, consolidate, merge or engage in a share exchange with or into any other corporation, other than (A) a merger of a subsidiary of Mendocino into Mendocino whereby Mendocino is the surviving corporation or (B) a merger whereby (1) Mendocino will be the surviving corporation in such merger, (2) the holders of Mendocino's outstanding Common Stock and other securities entitled to ordinary voting power immediately preceding such merger will, immediately after such merger, own shares possessing more than 50% of the aggregate voting power and economic rights of the outstanding capital stock of Mendocino, (3) no breach by Mendocino of any covenant contained in this Agreement or in any Ancillary Agreement or right on behalf of the Purchaser to terminate any Ancillary Agreement shall exist immediately prior to or immediately after such merger, (4) there will be no shares of any class or classes of Mendocino's capital stock ranking prior to (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up) the Common Stock after the merger, and
(5) the only substantial business of the company merging into Mendocino is producing or distributing beverages.

     6.21. Liquidation. Unless waived in writing by the Purchaser, Mendocino
           -----------
shall not liquidate, wind up or dissolve itself.

     6.22. Hostile Acquisition. Unless waived in writing by the Purchaser,
           -------------------
Mendocino shall not engage in any unsolicited transaction for the control of another company which is not approved by the board of directors of such company, whether by open market purchases of the capital stock of such company, by offer for the capital stock of such company or by solicitation of proxies or consents of the shareholders of such company.

     6.23. Access to Books and Records. Unless waived in writing by the
           ---------------------------
Purchaser, Mendocino shall permit representatives of the Purchaser to visit and inspect, at no charge to the Purchaser, any of the properties of Mendocino to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of Mendocino with the principal officers of Mendocino, all at such reasonable times, upon reasonable notice and as often as the Purchaser may reasonably request.

     6.24. Auditors. Unless waived in writing by the Purchaser, Mendocino shall
           --------
not change its independent certified public accounting firm except to any nationally recognized independent certified public accounting firm.

     6.25. Employees. Mendocino acknowledges that, except as may be explicitly
           ---------
provided otherwise in this Agreement, Mendocino shall have complete responsibility and authority concerning recognition of collective bargaining units within its employees, the determination as to whether to enter into collective bargaining agreements or labor agreements with its employees, and the terms of any such agreement.

     6.26. BDM Construction Company. Mendocino shall promptly pay BDM
           ------------------------
Construction Company such amounts and on the dates set forth on Schedule 6.26 or at such other times as shall be mutually agreeable between BDM Construction Company and Mendocino. Mendocino shall promptly reject in writing any offer from BDM Construction Company to retain the 300,000 shares of Common Stock issued to it in satisfaction of any portion of Mendocino's indebtedness to BDM.

     6.27. Termination of Certain Covenants. The obligations of Mendocino set
           --------------------------------
forth in Sections 6.1 through 6.26 shall terminate on the date on which the Purchaser and all Subsidiaries of Purchaser do not hold, in aggregate 7.5% of the outstanding Common Stock of Mendocino calculated on a Fully Diluted Basis.

     6.28. Cash Flow Requirements of Releta. Purchaser shall provide funding for
           --------------------------------
the working capital requirements of Releta in an amount not to exceed $1 million for a period of two years from the date of this Agreement or until Releta's operations are profitable, whichever comes first. The funding will be provided directly by the Purchaser or the Purchaser will arrange for such financing by a third party. Any amounts funded will be evidenced by a credit agreement in form customary for such financings and will be secured by a first position security interest in the equity interest in and assets of Releta. The terms of the funding contemplated by this section shall be mutually agreeable between Purchaser and Mendocino and shall be approved by a majority of the disinterested members of the Board of Directors. For the foregoing purpose, Vijay Mallya, O'Neil Nalavadi, Jerome Merchant and Yashpal Singh are deemed not disinterested.

     6.29. Financial Statements of Releta. Purchaser shall provide Mendocino
           ------------------------------
with financial statements for Releta in form and substance sufficient to permit Mendocino to timely satisfy the financial statement requirements of Form 8-K ("Form 8-K")under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, in connection with Mendocino's acquisition of the equity interests of Releta. Purchaser shall use its best efforts to deliver financial statements of Releta's predecessor, if required by Form 8-K, in form and substance sufficient to permit Mendocino to timely satisfy the financial statement requirements of Form 8-K in connection with Mendocino's acquisition of the equity interests of Releta. The financial statements provided by Purchaser pursuant to this section shall, except as noted therein, be prepared in conformity with GAAP consistently applied throughout the periods involved and shall present fairly the financial position of Releta, and if applicable, its predecessor, as of the dates thereof, and the results of operations and cash flows for the periods then ended (and as to the unaudited interim financial statements, subject to normal year-end audit adjustments not material in amount).

     6.30. Form BE-13. Purchaser will timely file a Form BE-13 with the Bureau
           ----------
of Economic Analysis in connection with Releta's taking possession of certain assets and such filing will be true and complete.

VII. INDEMNIFICATION.
     ---------------

     7.1. Indemnification.
          ---------------

          (a) Mendocino agrees to indemnify and hold harmless Purchaser, its officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind (including Environmental Costs) which may be imposed upon, incurred by or asserted against Purchaser, such officers, directors and employees in any matter relating to or arising out of
(i) any untrue representation, breach of warranty or failure to perform any covenants by Mendocino contained herein, the Ancillary Agreements or in the other Transactions to which Mendocino is a party or in any certificate or document delivered pursuant hereto or thereto, (ii) any Environmental Law applicable to Mendocino, or (iii) any liability of Mendocino that is not explicitly assumed by Purchaser hereunder, in the Ancillary Agreements or in the Transactions.

          (b) Purchaser agrees to indemnify and hold harmless Mendocino and its officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against Mendocino and such officers, directors and employees in any matter relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants by the Purchaser contained herein, in the Ancillary Agreements or in the other Transactions to which the Purchaser is a party or in any certificate or document delivered pursuant hereto or thereto.

          (c) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy the Purchaser, Mendocino and their respective officers, directors and employees may have for breach or representation, warranty or covenant. No claim may be brought under this Agreement based upon a breach of a representation or warranty contained herein unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the day that is two years from the date of this Agreement.

           (d) Mendocino shall not be obligated to indemnify the Purchaser unless and until the cumulative amount of all losses incurred, suffered or paid by the Purchaser under this Section 7.1 exceeds $75,000 in the aggregate, whereupon the Purchaser shall be entitled to indemnification hereunder for the full amount of all such losses and shall thereafter be entitled to indemnification of losses as such losses are incurred.

           (e) The Purchaser shall not be obligated to indemnify Mendocino unless and until the cumulative amount of all losses incurred, suffered or paid by Mendocino under this Section 7.1 exceeds $75,000 in the aggregate, whereupon Mendocino shall be entitled to indemnification hereunder for the full amount of all such losses and shall thereafter be entitled to indemnification of losses as such losses are incurred.

VIII. MISCELLANEOUS.
      -------------

      8.1. Notices. Whenever it is provided herein that any notice, demand,
           -------
request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whatever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

     If to Mendocino at:
               Mendocino Brewing Company, Inc.
               P.O. Box 400
               13351 South Highway 101
               Hopland, CA 95449-0400
               Attention:  H. Michael Laybourn
               Telephone Number:  (707) 744-1015
               Telecopy Number:  (707) 744-8650

         with a copy to:
               Enterprise Law Group, Inc.
               4400 Bohannon Drive, Suite 280
               Menlo Park, CA 94025-1041
               Attention:  Nelson D. Crandall/Wayland M. Brill
               Telephone Number:  (650) 462-4700
               Telecopy Number:  (650) 462-4747

     If to Purchaser at:
               United Breweries of America, Inc.
               Three Harbor Drive, Suite 115
               Sausalito, CA 94965
               Attention:  Vijay Mallya
               Telephone Number:  (415) 289-1400
               Telecopy Number:  (415) 289-1409

         with a copy to:
               Alan Talkington
               Orrick, Herrington & Sutcliffe LLP
               Old Federal Reserve Building
               400 Sansome Street
               San Francisco, CA 94111

               Telephone Number:  (415) 773-5672
               Telecopy Number:  (415) 773-5759

          The parties agree to send such notices to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited, with the United States mail. Copies of notice to counsel shall be given at the same time and by the same method of delivery as notice to the parties.

     8.2. Binding Effect; Benefits. Except as otherwise provided herein, this
          ------------------------
Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing is this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

     8.3. Amendment. Any amendment or waiver of any provision of this Agreement,
          ---------
any Ancillary Agreement or the other Transactions or any consent to any departure therefrom shall not be effective unless the same shall be in writing and signed by Mendocino, and the Purchaser and shall specifically refer to this Agreement or such Ancillary Agreement or such Transaction. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either part to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privilege hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     8.4. Assignment. No assignment of this Agreement or any rights hereunder by
          ----------
Mendocino or the Purchaser shall be given any effect without the prior written consent of the other; provided, however, that the Purchaser may, without the prior written consent of Mendocino, assign all of its rights hereunder to one or more entities, 100% of the interests in which are owned directly or indirectly by the Purchaser or otherwise controlled by Vijay Mallya, provided that, notwithstanding any such assignment, the Purchaser shall remain liable to perform all obligations of the Purchaser hereunder. Subject to the foregoing sentence, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

     8.5. Remedies. Purchaser and Mendocino, in addition to being entitled to
          --------
exercise all rights granted by law, including recovery damages, will be entitled to specific performance of their rights under this Agreement. Mendocino and Purchaser agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by them of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. Each party hereto shall be paid by the other party hereto for any reasonable costs and expenses incurred by it (including reasonable fees and expenses of counsel and whether incurred as a result of negotiations, legal proceedings or otherwise) in connection with the enforcement of its rights under the Transactions against such other party.

     8.6. Applicable Law. This Agreement shall be governed by and construed in
          --------------
accordance with the law of the State of California, without regard to the principles thereof regarding conflict of laws. Each party to this Agreement hereby consents to service of process in the County of San Francisco, California and hereby agrees that all disputes relating to or arising under this Agreement shall be the jurisdiction of the state and federal courts located in the County of San Francisco, California.

     8.7. Section and Other Headings. The section and other headings contained
          --------------------------
in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.8. Severability. In the event that any one or more of the provisions
          ------------
contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

     8.9. Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.10. Nondisclosure of Confidential Information. Without the prior written
           -----------------------------------------
consent of Mendocino, any information relating to Mendocino provided to Purchaser in connection with, or as a result of, its acquisition of the Common Stock which is either confidential, proprietary, or otherwise not generally available to the public (but excluding (a) information the Purchaser has obtained independently or from third-party sources without the Purchaser's knowledge that the source has violated any fiduciary duty or other duty not to disclose such information, (b) information that otherwise becomes generally available to the public, or (c) information known to Purchaser prior to its receipt of such information in connection with, or as a result of, its purchase of Common Stock hereunder) (the "Confidential Information") will be kept confidential by Purchaser, using the same standard of care in safeguarding the Confidential Information as Purchaser employs in protecting its own proprietary information which Purchaser desires not to disseminate or publish and Purchaser will instruct its directors, officers, and representatives (collectively, "Representatives") as to keep such Confidential Information confidential. It is understood (i) that such Representatives shall be informed by Purchaser of the confidential nature of the Confidential Information and (ii) that such Representatives shall be bound by the provisions of this Section 8.10 as condition of receiving the Confidential Information. Purchaser shall not use any such Confidential Information to produce a malt beverage whose formula duplicates any formula for a malt beverage disclosed by Mendocino to Purchaser.

     8.11. Publicity. Neither Purchaser nor Mendocino shall issue any press
           ---------
release or make any public disclosure regarding this Agreement or any of the transactions contemplated hereby without the prior consent of the other party hereto; provided, however, that nothing in this

Section 8.11 shall be deemed to prohibit any party to this Agreement from making any disclosure required by law.

     8.12. Entire Agreement. This Agreement, the Ancillary Agreements and the
           ----------------
other documents contemplated by the Transactions constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

     8.13. Fees and Expenses. Each of the parties hereto shall bear its own
           -----------------
costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions contemplated hereby.

     8.14. Exhibits and Schedules. The exhibits and schedules identified in this
           ----------------------
Agreement are incorporated herein by reference and made a part hereof.

     8.15. Construction. Any reference to any federal, state, local or foreign
           ------------
statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. If either party has breached any representation, warranty or covenant contained herein in any respect, the existence of another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the breach of the former representation, warranty or covenant.

     References of this Agreement shall mean this Investment Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, Mendocino and the Purchaser have executed this Agreement as of the day and year first above written.

                                 MENDOCINO BREWING COMPANY, INC.


                                 By:    /s/ H. MICHAEL LAYBOURN
                                    -----------------------------------
                                    Name:  H. Michael Laybourn
                                    Title: Chairman and CEO


                                 UNITED BREWERIES OF AMERICA, INC.


                                 By:    /s/ VIJAY MALLYA
                                    -----------------------------------
                                    Name:  Vijay Mallya
                                    Title: Chairman and CEO


                                 The UB Group hereby acknowledges and agrees that United Breweries of America, Inc. shall be the Purchaser hereunder.

                                 THE UB GROUP

                                 By:    /s/ VIJAY MALLYA
                                    -----------------------------------
                                    Name:  Vijay Mallya
                                    Title: Chairman